THE ORLANDO PREDATORS ENTERTAINMENT, INC.
                               4901 Vineland Road
                             Orlando, Florida 32811


                               PROXY STATEMENT AND
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 12, 2003

     To the shareholders of The Orlando Predators Entertainment, Inc.:

     The Annual Meeting of the shareholders of The Orlando Predators Entertainment, Inc. (the "Company") will be held at the Company's offices located at 4901 Vineland Road, Orlando, Florida 32811, at 10:00 A.M. on June 12, 2003, or at any adjournment or postponement thereof, for the following purposes:

     1.   To elect four directors of the Company.
     2. To transact such other business as may properly come before the meeting.

     Details relating to the above matters are set forth in the attached Proxy Statement. All shareholders of record of the Company as of the close of business on May 5, 2003 will be entitled to notice of and to vote at such meeting or at any adjournment or postponement thereof.

     All shareholders are cordially invited to attend the meeting. If you do not plan to attend the meeting, you are urged to sign, date and promptly return the enclosed proxy. A reply card is enclosed for your convenience. The giving of a proxy will not affect your right to vote in person if you attend the meeting.

                                            BY ORDER OF THE BOARD OF DIRECTORS

                                            /s/  Eric A. Margenau
                                            ----------------------------------
                                                 Eric A. Margenau
                                                 Chairman

May 9, 2003

                                 PROXY STATEMENT

                    THE ORLANDO PREDATORS ENTERTAINMENT, INC.
                               4901 Vineland Road
                             Orlando, Florida 32811
                            Telephone: (407) 648-4444

                         ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 12, 2003

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of The Orlando Predators Entertainment, Inc. (the "Company"), a Florida corporation, of no par value Class A Common Stock to be voted at the Annual Meeting of Shareholders of the Company ("Annual Meeting") to be held at 10:00 A.M. on June 12, 2003, or at any adjournment or postponement thereof. The Company anticipates that this Proxy Statement and the accompanying form of proxy will be first mailed or given to all shareholders of the Company on or about May 9, 2003. The shares represented by all proxies that are properly executed and submitted will be voted at the meeting in accordance with the instructions indicated thereon. Unless otherwise directed, votes will be cast for the election of the nominees for directors hereinafter named. The holders of a majority of the shares represented at the Annual Meeting in person or by proxy will be required to elect directors.

     Any shareholder giving a proxy may revoke it at any time before it is exercised by delivering written notice of such revocation to the Company, by substituting a new proxy executed at a later date, or by requesting, in person, at the Annual Meeting, that the proxy be returned.

     All of the expenses involved in preparing, assembling and mailing this Proxy Statement and the materials enclosed herewith and all costs of soliciting proxies will be paid by the Company. In addition to the solicitation by mail, proxies may be solicited by officers and regular employees of the Company by telephone, telegraph or personal interview. Such persons will receive no compensation for their services other than their regular salaries. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of the shares held of record by such persons, and the Company may reimburse such persons for reasonable out of pocket expenses incurred by them in so doing.

                    VOTING SHARES AND PRINCIPAL SHAREHOLDERS

     The close of business on May 5, 2003 has been fixed by the Board of Directors of the Company as the record date (the "record date") for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. On the record date, there were outstanding 10,014,425 shares of Class A Common Stock and 1,000 shares of Class B Common Stock. Each share of Class A Common Stock entitles the holder thereof to one vote and each share of Class B Common Stock entitles the holder thereof to 10,000 votes on each matter which may come before the Annual Meeting. Cumulative voting for directors is not permitted. A majority of the issued and outstanding shares entitled to vote, represented at the meeting in person or by proxy, constitutes a quorum at any shareholders' meeting.

Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth certain information with respect to the ownership of the Company's Class A and Class B Common Stock as of the record date, by (i) each person who is known by the Company to own of record or beneficially more than 5% of the Company's Class A and Class B Common Stock,
(ii) each of the Company's directors and (iii) all directors and officers of the Company as a group. Unless otherwise indicated, the stockholders listed in the table have sole voting and investment powers with respect to the shares of Class A and Class B Common Stock and their addresses are in care of the Company. Each share of Class B Common Stock votes the equivalent of 10,000 shares of Class A common stock. Shareholdings include shares issuable under stock options exercisable within 60 days from the date of this Report.

                                          Number of Shares           Percentage
         Name                            Beneficially Owned          of Class
         ----                            ------------------          --------

Eric A. Margenau (1)(2)                       1,146,617                10.3%
Lyle Reigel                                     164,561                 1.6%
Kenneth Levy                                      6,666                  * %
Michael A. Tatoian                                6,666                  * %
Brett L. Bouchy (1)(2)                        1,061,071                 9.8%
Dorothy Consulting, Inc.                        759,294                 7.6%
Alan Gageleard (3)                                   75                 7.5%
All directors and officers as a group
(four persons)                                1,324,510                11.9%


* Less than 1%

(1) Does not include (i) 462.5 shares of Class B Common Stock held by Brett L. Bouchy which are subject to a voting trust in favor of Eric A. Margenau until January 2010 or (ii) 462.5 shares of Class B Common Stock held by Dr. Margenau. There are a total of 1,000 shares of Class B Common Stock outstanding, each share of which votes the equivalent of 10,000 shares of Class A Common Stock.

(2) Includes stock options held by Brett L. Bouchy to purchase 787,080 shares at $2.50 per share. Any shares purchased by Brett L. Bouchy under these options will be subject to a voting trust in favor of Eric A. Margenau until January 2010.

(3)  Represents shares of Class B Common Stock.

                              ELECTION OF DIRECTORS

     At the Annual Meeting, the shareholders will elect four directors of the Company. Cumulative voting is not permitted in the election of directors. In the absence of instructions to the contrary, the person named in the accompanying proxy will vote in favor of the election of each of the persons named below as the Company's nominees for directors of the Company. All of the nominees are presently members of the Board of Directors, and each of the nominees has consented to be named herein and to serve if elected. It is not anticipated that any nominee will become unable or unwilling to accept nomination or election, but if such should occur, the person named in the proxy intends to vote for the election in his stead of such person as the Board of Directors of the Company may recommend.

     The following table sets forth certain information regarding each nominee and each executive officer of the Company.

                                                                Officer/Director
Name                         Age            Position                 Since
----                         ---            --------                 -----

Eric A. Margenau             61      Chairman of the Board of        2000
                                     Directors, Chief Executive
                                     Officer

Keli Davis                   33      Chief Financial Officer         2002

Lyle Reigel (1)(2)           62      Director                        2001

Kenneth Levy (1)(2)          55      Director                        2001

Michael A. Tatoian (1)(2)    41      Director                        2001

(1)  Member of Compensation Committee.
(2)  Member of Audit Committee.

     Directors are elected at the Company's annual meeting of shareholders and serve a term of one year or until their successors are elected and qualified. Officers are appointed by the Board of Directors and serve at the discretion of the Board of Directors, subject to the bylaws of the Company. David Berryman resigned as President and Chief Operating Officer, and John Pearce resigned as Vice President, Secretary and Chief Financial Officer in February 2003 and October 2002, respectively.

     The Audit Committee reviews the engagement and independence of the Company's independent accountants, the audit and non-audit fees of the independent accountants and the adequacy of the Company's internal accounting controls. The Compensation Committee considers the compensation and incentive arrangements of the Company's executive officers.


     The principal occupation of each director and executive officer of the Company, for at least the past five years, is as follows:

     Eric A. Margenau was appointed Chief Executive Officer of the Company in January 2000. He has been President of United Sports Ventures ("USV") since June 1996. From January 2000 to November 2001, USV had a management agreement with the Company under which USV provided the services of Dr. Margenau and USV's staff management to manage the operations of the Company for $3,000 per month. Dr. Margenau has been involved in the ownership and operation of minor league sports teams since 1986. In that time he has owned, operated and/or managed seven minor league baseball franchises and four minor league hockey franchises. From 1983 to 1988, he was the executive director of the Center for Sports Psychology. As a sports psychologist, he has been a consultant to several Major League Baseball teams.

     Keli Davis was Vice President and Controller for JSM Enterprises, Inc. and Controller for several other closely-held corporations and partnerships from July 1998 until September 2002. Prior to her joining the Company in October 2002, she served as Chief Financial Officer for Arkansas Sports Entertainment, Inc. from October 2001 to January 2002. She has worked for over ten years in the accounting and auditing fields, starting her career as an auditor in public accounting. She graduated magna cum laude in 1992 from the University of Arkansas with a Bachelor of Science degree in business administration (major in accounting). She completed the Certified Public Accountant's exam in the spring of 1994.

     Lyle Reigel has been the President of U.S. Paper Converters, Inc. (a paper conversion company) since 1983, the President of Reigel Electric Corp. (a provider of electric services for commercial construction projects) from 1978 to 2000, and the Vice President of Paget Equipment (a manufacturer of high pressure vessels) since 1985. He has also owned and managed commercial real estate properties since 1978.

     Kenneth Levy was President of Marshall, Alexander & Marshall, an investment banking and brokerage firm, from October 1994 to March 1997. From March 1997 to January 2000, he was Managing Director of Janssen/Meyers Associates, LLP, an investment banking and brokerage firm. Since January 2000, he has been President of United Network Marketing Systems, Inc., an Internet based marketing firm.

     Michael A. Tatoian has been the Chief Executive Officer of Victory Sports Group, LLC, a sports management and development company, since June 2001. He has been actively involved in professional sports ownership and management since 1984 with involvement in minor league hockey and arena football. From 1995 until May 2001, he was Chief Operating Officer of United Sports Ventures, an affiliate.



                             EXECUTIVE COMPENSATION

Summary

         None of the Company's executive officers received compensation in excess of $100,000 for the year ended September 30, 2001 or 2002. The following table indicates all compensation received the by Company's Chief Executive
Officer in 2001 and 2002.

                           Summary Compensation Table

                                                           Annual Compensation (1)
                                                           -----------------------

        (a)                                                        (e)          (f)
 Name and Principal           (b)           (c)        (d)        Stock     Other Annual
     Position                 Year     Salary($)     Bonus($)    Options    Compensation($)
     --------                 ----     ---------     --------    -------    ---------------

Eric A. Margenau, Chief       2002          0           0             0           0
Executive Officer             2001     39,000(1)        0             0           0


David Berryman, Chief         2002    109,375           0        20,000           0
Operating Officer


 (1) Paid to United Sports Ventures, Inc., a company controlled by Dr. Margenau.

     The Company's directors do not receive compensation for attending Board meetings but are reimbursed for their out-of-pocket expenses.

1997 Employee Stock Option Plan

     In April 1997 the Company's stockholders adopted the Company's 1997
Employee Stock Option Plan (the "Plan"), which provides for the grant of stock options intended to qualify as incentive stock options and nonqualified stock options (collectively "stock options") within the meaning of Section 422 of the United States Internal Revenue Code of 1986 (the "Code"). Stock options are issuable to any officer, director, key employee or consultant of the Company.

     The Company's Board of Directors has reserved 3,000,000 shares of Class A
Common Stock for issuance under the Plan. The Plan is administered by the full
Board of Directors, which determines which individuals shall receive stock options, the time period during which the stock options may be exercised, the number of shares of Class A Common Stock that may be purchased under each stock option and the stock option price.

         The per share exercise price of incentive stock options may not be less than the fair market value of the Class A Common Stock on the date the option is granted. The aggregate fair market value (determined as of the date the stock option is granted) of the Class A Common Stock that any person may purchase under an incentive stock option in any calendar year pursuant to the exercise of

                                       6

incentive stock options may not exceed $100,000. No person who owns, directly or indirectly, at the time of the granting of an incentive stock option, more than 10% of the total combined voting power of all classes of stock of the Company is eligible to receive incentive stock options under the Plan unless the stock option price is at least 110% of the fair market value of the Class A Common Stock subject to the stock option on the date of the grant.

     No incentive stock options may be transferred by an optionee other than by will or the laws of descent and distribution, and during the lifetime of an optionee, the stock option may only be exercisable by the optionee. Stock options may be exercised only if the stock option holder remains continuously associated with the Company from the date of grant to the date of exercise. The exercise date of a stock option granted under the Plan cannot be later than ten years from the date of grant. Any stock options that expire unexercised or that terminate upon an optionee's ceasing to be employed by the Company become available once again for issuance. Shares issued upon exercise of a stock option will rank equally with other shares then outstanding.

     As of the record date, 1,633,737 stock options have been granted under the Plan, exercisable at prices ranging from $.67 to $3.00 per share.

                              CERTAIN TRANSACTIONS

     In January 1999, the Company issued to Brett L. Bouchy, its then Chief Executive Officer, non-qualified options to purchase 950,000 shares of its Class A Common Stock at $4.44 per share until December 2001. The options were issued in connection with a three year employment agreement executed by the Company and Mr. Bouchy and provided that 1/3 of the options would vest yearly on the anniversary date of the employment agreement. Mr. Bouchy terminated his employment agreement with the Company in January 2000 and exchanged his 950,000 non-qualified options for 817,068 incentive stock options issued under the Company's 1997 Stock Option Plan, exercisable at $2.50 per share. Any shares issued upon exercise of the options will be subject to a voting trust in favor of Eric A. Margenau until January 2010.

     From January 2000 to November 2001, USV had a management agreement with the Company under which USV provided the services of Dr. Margenau and USV's staff management to manage the operations of the Company for $3,000 per month. In connection with the agreement, the Company issued to USV stock options to purchase up to 150,000 shares of the Company's Class A Common Stock for $2.50 per share. The Company canceled the initial stock option and reissued to USV 150,000 stock options exercisable at $2.70 per share when it terminated the agreement in November 2001.

     In February 2002, New Era Growth and Venture Fund (formerly "The Monolith Limited Partnership") agreed to sell its 925 shares of Class B Common Stock to Brett L. Bouchy (462.5 shares) and Eric A. Margenau (462.5 shares). Dr. Margenau has the right to vote Mr. Bouchy's shares until January 2010.

     In January 2001, the Company agreed to issue an aggregate of 100,000 shares of its restricted Class A Common Stock to Jeffrey L. Bouchy and Eric A. Margenau, officers and directors of the Company, and Brett L. Bouchy, a principal stockholder of the Company. The shares were issued in consideration of Messrs. Bouchy, Margenau and Bouchy providing their assets as collateral to assist the Company in borrowing $1 million to satisfy its obligation under the IFL Acquisition agreement, which required the Company to advance $1.1 million to af2 Enterprises, LLC. The Company subsequently reduced the loan to $700,000 and agreed to issue one additional share of Class A Common Stock for each $10 of loan balance, on a quarterly basis. A total of 415,444 shares were issued in the aggregate to these three individuals prior to the loan being repaid in March 2002 comprised of 80,862 shares issued to Jeffrey L. Bouchy, 125,767 shares issued to Eric A. Margenau and 208,815 shares issued to Brett L. Bouchy.

     In December 2002 the Company reduced the exercise price of 225,000 stock options granted to Mr. Margenau from $2.70 per share to $.67 per share and agreed to pay Mr. Margenau a salary of 20,000 shares of the Company's common stock per month in consideration of Mr. Margenau continuing as the Company's Chief Executive Officer.

     In February 2003 the Company sold the Orlando Predators Arena Football team (the "Predators") to Orlando Predators Football Team, LLC ("Orlando LLC"). Brett
L. Bouchy, who was a former executive officer and director of the Company and is currently a principal stockholder of the Company, is the Manager of Orlando LLC. Lyle Reigel, a director of the Company, is a member of Orlando LLC.

     Orlando LLC purchased substantially all of the assets of the Predators (excluding cash balances) including accounts receivable, inventory, prepaid expenses, fixed assets and the Predators' Arena Football League ("AFL") membership and assumed certain liabilities including certain trade payables, trade and cash sponsorship deferred revenues, season ticket deferred revenues, amounts due to the AFL and liabilities arising as a result of certain contracts.

     As consideration for the sale of the Predators, the Company received a $1,200,000 reduction in prior bridge loan obligations it had incurred, and the maturity date of the remaining bridge loans were extended from August 2003 to August 2005, with an increase in the interest rate from 9.5% to 12% per annum. The Company also received a $300,000 note receivable from Orlando LLC bearing interest at 7% per annum and due in August 2005.

     As a part of the transaction, the Company issued a promissory note to Orlando LLC to repay certain 2003 Predators revenues received by the Company prior to the sale and issued 2,560,000 shares of the Company's Class A Stock to Orlando LLC. Some of these shares were distributed to the bridge loan holders who cancelled the Company's bridge loan obligations to them.

     The Company will receive contingent payments if Orlando LLC receives non-expansion distributions of $1,000,000 or more, will receive between 25% and 50% of the net operational proceeds of Orlando LLC and between 25% and 50% of the net proceeds from the subsequent sale, merger or transfer of Orlando LLC. Orlando LLC also extended a revolving line of credit to the Company in an aggregate principal amount of $550,000 accruing interest at 7% per annum and maturing on January 31, 2013.

     The Company believes the terms of the above transactions were fair, reasonable and consistent with terms that could be obtained from nonaffiliated third parties. Transactions with affiliates of the Company require approval of a majority of the disinterested members of the Company's Board of Directors. If a material amount, the Company's securities (other than stock options under the Company's 1997 Employee Stock Option Plan) may not be issued to management, promoters or their respective associates or affiliates without obtaining a fairness opinion from a qualified brokerage firm or appraiser.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     AJ. Robbins, P.C., Denver, Colorado, conducted the audit of the Company's financial statements for the year ended September 30, 2002. It is the Company's understanding that this firm is obligated to maintain audit independence as prescribed by the accounting profession and certain requirements of the Securities and Exchange Commission. As a result, the directors of the Company do not specifically approve, in advance, non-audit services provided by the firm, nor do they consider the effect, if any, of such services on audit independence.

                   PROPOSALS OF SHAREHOLDERS FOR PRESENTATION
                     AT NEXT ANNUAL MEETING OF SHAREHOLDERS

     Any shareholders of record of the Company who desires to submit a proper proposal for inclusion in the proxy materials relating to the next annual meeting of shareholders must do so in writing and it must be received at the Company's principal executive offices prior to the Company's fiscal year end. The proponent must be a record or beneficial shareholder entitled to vote at the next annual meeting of shareholders on the proposal and must continue to own the securities through the date on which the meeting is held.


                                 OTHER BUSINESS

     Management of the Company is not aware of any other matters which are to be presented to the Annual Meeting, nor has it been advised that other persons will present any such matters. However, if other matters properly come before the meeting, the individual named in the accompanying proxy shall vote on such matters in accordance with his best judgment.

     The above notice and Proxy Statement are sent by order of the Board of Directors.

                                            /s/  Eric A. Margenau
                                            ----------------------------------
                                                 Eric A. Margenau
                                                 Chairman

May 9, 2003

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                      PROXY
                    FOR THE ANNUAL MEETING OF SHAREHOLDERS OF
                    THE ORLANDO PREDATORS ENTERTAINMENT, INC.
                            TO BE HELD JUNE 12, 2003

     The undersigned hereby appoints Eric A. Margenau as the lawful agent and Proxy of the undersigned (with all the powers the undersigned would possess if personally present, including full power of substitution), and hereby authorizes him to represent and to vote, as designated below, all the shares of Class A Common Stock of The Orlando Predators Entertainment, Inc. held of record by the undersigned on May 5, 2003, at the Annual Meeting of Shareholders to be held June 12, 2003, or any adjournment or postponement thereof.


1. ELECTION OF DIRECTORS

         _____ FOR the election as a director of all nominees listed below (except as marked to the contrary below).

         _____    WITHHOLD AUTHORITY to vote for all nominees listed below.

         NOMINEES:  Eric A. Margenau, Lyle Reigel, Kenneth Levy and
                    Michael A. Tatoian

INSTRUCTION: To withhold authority to vote for individual nominees, write their names in the space provided below.

2. In his discretion, the Proxy is authorized to vote upon any matters which may properly come before the Annual Meeting, or any adjournment or postponement thereof.

     It is understood that when properly executed, this proxy will be voted in the manner directed herein by the undersigned shareholder. Where no choice is specified by the shareholder, the proxy will be voted for the election of the directors named in item 1 above.

     The undersigned hereby revokes all previous proxies relating to the shares covered hereby and confirms all that said Proxy may do by virtue hereof.

     Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.


Dated:
     ------------------------               -----------------------------------
                                            Signature

PLEASE MARK, SIGN, DATE
AND RETURN THE PROXY
CARD PROMPTLY USING THE
ENCLOSED ENVELOPE.
                                            -----------------------------------
                                            Signature, if held jointly


     PLEASE CHECK THIS BOX IF YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING OF SHAREHOLDERS. _____